Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS SECOND QUARTER 2020 RESULTS

Completed $50 Million in New Investments

HUNT VALLEY, MARYLAND – August 5, 2020 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) today announced its results for the quarter ended June 30, 2020.  The Company reported net income of $102.0 million or $0.43 per common share. The Company also reported NAREIT Funds From Operations (“NAREIT FFO”) for the quarter of $186.5 million or $0.80 per common share, Adjusted Funds From Operations (“AFFO” or “Adjusted FFO”) of $189.8 million or $0.81 per common share, and Funds Available for Distribution (“FAD”) of $179.1 million.

NAREIT FFO, AFFO and FAD are supplemental non-GAAP financial measures that we believe are useful in evaluating the performance of real estate investment trusts.  For more information regarding these non-GAAP measures, see the “Funds From Operations” schedule below and the Company’s website at www.omegahealthcare.com.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “While we are pleased to announce strong second quarter results, the pandemic continues to evolve and therefore our primary focus remains helping our tenants wherever possible.  Our operators continue to perform admirably in the face of further growth in cases within many regions, as they seek to provide ongoing quality care to residents, while implementing prudent protocols to limit the exposure of facilities to the virus.  Both occupancy and facility costs have been meaningfully impacted by COVID-19 and, while we have seen a moderating deterioration of operating metrics, it is too soon to conclude that we have reached a floor in operator financial performance.  In the face of these challenges, the federal government and many states have been proactive in providing vital financial support to the industry.  Their efforts are saving lives and highlight the importance of protecting this vulnerable segment of our society.  The industry continues to work closely with the government to ensure further necessary access to testing, equipment and financial support.”

Mr. Pickett continued, “The government efforts highlight the important role skilled nursing facilities play within the healthcare continuum. Despite the current challenges, as the lowest cost post-acute provider within the healthcare sector, with its needs-based nature, constrained supply and growing demand, we believe the attractive elements of this asset class will remain intact once this pandemic has been resolved.”

Mr. Pickett concluded, “We would once again like to highlight the remarkable efforts of our operators and their heroic employees, who risk their own health and that of their families to bravely protect and care for their residents.  Although their efforts are too often overlooked, we are aware of the sacrifices they are making and want to thank them wholeheartedly for their endeavors.”

2020 RECENT DEVELOPMENTS AND SECOND QUARTER HIGHLIGHTS

In Q3 2020, the Company…

●	declared a $0.67 per share quarterly common stock dividend.
●	collected over 99% of contractual rent and mortgage payments for the month of July (when excluding Daybreak, which is transitioning its portfolio pursuant to a forbearance agreement).

In Q2 2020, the Company…

●	collected over 99% of second quarter contractual rent and mortgage payments (when excluding Daybreak).
●	sold 7 facilities for $38 million in cash, generating $13 million in gains.
●	completed $50 million of new investments.
●	invested $31 million in capital renovation and construction-in-progress projects.
●	repaid $300 million in credit facility borrowings.
●	paid a $0.67 per share quarterly common stock dividend.

In Q1 2020, the Company…

●	suspended its Dividend Reinvestment and Stock Purchase Plan.
●	sold six facilities for $18 million in cash proceeds generating $2 million in gains.
●	completed $19 million of new investments.
●	invested $39 million in capital renovation and construction-in-progress projects.
●	borrowed $300 million on credit facility for liquidity.
●	authorized $200 million stock repurchase program.
●	paid a $0.67 per share quarterly common stock dividend.

NET INCOME

For the quarter ended June 30, 2020, the Company reported net income of $102.0 million, or $0.43 per common share, on revenues of $256.4 million.  This compares to net income of $75.7 million, or $0.34 per common share, on revenues of $225.3 million, for the same period in 2019.

For the six months ended June 30, 2020, the Company reported net income of $194.2 million, or $0.83 per common share, on revenues of $509.4 million.  This compares to net income of $147.9 million, or $0.68 per common share, on revenues of $449.0 million, for the same period in 2019.

The year-to-date increase in net income was primarily due to (i) $60.5 million in revenue from incremental new investments, (ii) a $14.9 million increase in gains on the sale of assets, and (iii) a $4.2 million decrease in merger related costs.  The increase in net income was partially offset by (i) a $21.7 million increase in depreciation and amortization expense from new investments, (ii) a $9.1 million increase in interest expense, and (iii) and a $1.5 million increase in impairments on direct financing leases and real estate properties.

SECOND QUARTER 2020 RESULTS

Operating Revenues and Expenses – Revenues for the quarter ended June 30, 2020 totaled $256.4 million, which included $9.7 million of non-cash revenue, $4.1 million of real estate tax and ground rents, $3.2 million of one-time revenue, offset by a $1.2 million provision for uncollectible straight-line revenue.

Expenses for the quarter ended June 30, 2020 totaled $112.7 million, consisting of $83.6 million of depreciation and amortization expense, $12.0 million of impairment on real estate properties, $9.0 million of general and administrative (“G&A”) expense, $4.6 million of stock-based compensation expense, $4.0 million of real estate tax and ground lease expense and an $0.8 million recovery on direct financing leases.

Other Income and Expense – Other income and expense for the quarter ended June 30, 2020 was a net expense of $55.1 million, primarily consisting of $52.8 million of interest expense and $2.5 million of amortized deferred financing costs.

Funds From Operations – For the quarter ended June 30, 2020, NAREIT FFO was $186.5 million, or $0.80 per common share, on 235 million weighted-average common shares outstanding, compared to $157.2 million, or $0.71 per common share, on 220 million weighted-average common shares outstanding, for the same period in 2019.

The $186.5 million of NAREIT FFO for the quarter ended June 30, 2020 includes $4.6 million of non-cash stock-based compensation expense, $1.2 million of interest refinancing cost related to an unconsolidated joint venture, a $1.2 million write-off of non-cash straight-line revenue and $0.3 million for merger related costs offset by $3.2 million of one-time revenue and an $0.8 million recovery on direct financing leases.

The $157.2 million of FFO for the quarter ended June 30, 2019 includes a $6.7 million write-off of non-cash revenue (primarily straight-line revenue), $4.0 million of non-cash stock-based compensation expense and $1.2 million of acquisition costs.

Adjusted FFO was $189.8 million, or $0.81 per common share, for the quarter ended June 30, 2020, compared to $169.2 million, or $0.77 per common share, for the same quarter in 2019.  For further information see the “Funds From Operations” schedule below and the Company’s website.

2020 SECOND QUARTER PORTFOLIO AND RECENT ACTIVITY

Q2 Portfolio Activity:

$81 Million of New Investments in Q2 2020 – In the second quarter of 2020, the Company completed approximately $50 million of new investments and invested $31 million in capital renovations and new construction projects consisting of the following:

$7 Million Acquisition – On June 30, 2020, the Company acquired one skilled nursing facility (“SNF”) located in Ohio from an unrelated third party for approximately $6.9 million.  The 112-bed facility was added to an existing operator’s master lease with an initial annual cash yield of 9.5% with 2.0% annual escalators.

$43 Million Mortgage Loan – On June 30, 2020, the Company entered into a $43.2 million first mortgage loan with an existing operator of the Company. The loan is secured by two SNFs with 375 beds located in Ohio. The loan bears an annual interest rate of 9.5%.

$31 Million of New Investments – In the second quarter of 2020, the Company invested $31.5 million under its capital renovation and construction-in-progress programs.

Asset Sales and Impairments:

$38 Million in Assets Sales – In the second quarter of 2020, the Company sold 7 properties for $38.0 million in cash, recognizing a gain of approximately $12.8 million.

Impairments and Assets Held for Sale – During the second quarter of 2020, the Company recorded an impairment charge of $12.0 million to reduce the net book values on 10 properties to their estimated fair values or expected selling prices.

As of June 30, 2020, the Company had six properties classified as assets held for sale totaling approximately $70.5 million.

FINANCING ACTIVITIES

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – On March 23, 2020, the Company suspended its Dividend Reinvestment and Common Stock Purchase Plan until further notice.

	Equity Shelf (At-the-Market) Program for 2020
	(in thousands, except price per share)

	Q1	Q2	Year To Date
Number of shares	49	-	49
Average price per share	$41.05	$-	$41.05
Gross proceeds	$2,000	$-	$2,000

	Dividend Reinvestment and Common Stock Purchase Plan for 2020
	(in thousands, except price per share)

	Q1	Q2	Year To Date
Number of shares	90	-	90
Average price per share	$41.80	$-	$41.80
Gross proceeds	$3,747	$-	$3,747

BALANCE SHEET AND LIQUIDITY

As of June 30, 2020, the Company had $5.3 billion of outstanding indebtedness with a weighted average interest rate of 4.1%.  The Company’s indebtedness consisted of an aggregate principal amount of $3.9 billion of senior unsecured notes, $798.6 million of unsecured term loans, $386.0 million of secured debt and $216.4 million of borrowings outstanding under its revolving credit facility.  Total cash and cash equivalents were $37.0 million as of June 30, 2020, and the Company has $1.0 billion of undrawn capacity on its unsecured credit facility revolver.

DIVIDENDS

On July 15, 2020, the Board of Directors declared a common stock dividend of $0.67 per share, to be paid August 14, 2020 to common stockholders of record as of the close of business on July 31, 2020.

Bob Stephenson, Omega’s CFO, commented, “Our historical dividend announcement date is the 15th day in the first month of each quarter, with a payment date approximately one month later or the 15th day of the mid-quarter month (all dependent on business days).  Starting with our next scheduled dividend, we will continue to adhere to our historical mid-quarter payment date; however, we plan to change the dividend announcement date to correspond with pre-scheduled Board and audit committee meeting dates for October and for the 2021 calendar year.  This change will extend our dividend announcement date by approximately one week with no impact to the scheduled payment date.”

2020 GUIDANCE

Given the uncertainty related to the COVID-19 pandemic, its impact on the financial performance of the Company’s operators and the extent of future necessary government support to the operators, 2020 earnings guidance was previously withdrawn.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, August 6, 2020 at 10 a.m. Eastern time to review the Company’s 2020 second quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants may use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s Second Quarter 2020 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

* * * * * *

Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities.  Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the US, as well as in the UK.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega’s or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the impact of 2019 novel coronavirus (“COVID-19”) on our business and the business of our operators, including without limitation, the extent and duration of the COVID-19 pandemic, increased costs experienced by operators of SNFs and assisted living facilities (“ALFs”) in connection therewith, and the extent to which continued government support may be available to operators to offset such costs and the conditions related thereto; (iii) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (iv) Omega’s ability to re-lease, otherwise transition or sell underperforming assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (v) the availability and cost of capital to us; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) competition in the long-

term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (ix) additional regulatory and other changes in the healthcare sector; (x) changes in the financial position of our operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xiii) changes in interest rates; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting real estate investment trusts (“REITs”); (xv) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xvi) Omega’s ability to maintain its status as a REIT; (xvii) the effect of other factors affecting our business or the businesses of our operators that are beyond our or their control, including natural disasters, other health crises or pandemics and governmental action; particularly in the healthcare industry, and (xviii) other factors identified in Omega’s filings with the SEC.  Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$8,807,944	$8,985,994
Less accumulated depreciation	(1,902,587)	(1,787,425)
Real estate investments – net	6,905,357	7,198,569
Investments in direct financing leases – net	10,870	11,488
Mortgage notes receivable – net	886,029	773,563
	7,802,256	7,983,620
Other investments – net	434,653	419,228
Investments in unconsolidated joint ventures	195,546	199,884
Assets held for sale – net	70,516	4,922
Total investments	8,502,971	8,607,654

Cash and cash equivalents	37,022	24,117
Restricted cash	4,543	9,263
Contractual receivables – net	27,579	27,122
Other receivables and lease inducements	403,313	381,091
Goodwill	643,491	644,415
Other assets	68,665	102,462
Total assets	$9,687,584	$9,796,124

LIABILITIES AND EQUITY
Revolving line of credit	$216,434	$125,000
Term loans – net	796,349	804,738
Secured borrowings	385,976	389,680
Senior notes and other unsecured borrowings – net	3,826,799	3,816,722
Accrued expenses and other liabilities	284,959	312,040
Deferred income taxes	9,675	11,350
Total liabilities	5,520,192	5,459,530

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 226,943 shares as of June 30, 2020 and 226,631 as of December 31, 2019	22,694	22,663
Common stock – additional paid-in capital	5,999,972	5,992,733
Cumulative net earnings	2,624,630	2,463,436
Cumulative dividends paid	(4,610,828)	(4,303,546)
Accumulated other comprehensive loss	(66,235)	(39,858)
Total stockholders’ equity	3,970,233	4,135,428
Noncontrolling interest	197,159	201,166
Total equity	4,167,392	4,336,594
Total liabilities and equity	$9,687,584	$9,796,124

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating revenues
Rental income	$217,403	$191,812	$435,528	$380,016
Real estate tax and ground lease income	4,129	3,005	7,504	6,978
Income from direct financing leases	259	259	517	519
Mortgage interest income	21,680	18,832	41,365	36,966
Other investment income	10,932	11,133	21,584	23,047
Miscellaneous income	1,992	238	2,921	1,441
Total operating revenues	256,395	225,279	509,419	448,967

Operating expenses
Depreciation and amortization	83,586	73,637	166,229	144,489
General and administrative	8,983	9,548	19,910	21,374
Real estate tax and ground lease expense	4,018	4,317	8,045	8,436
Stock-based compensation	4,623	4,040	9,258	8,110
Acquisition and merger related costs	251	1,236	26	4,185
Impairment on real estate properties	11,988	5,709	15,627	5,709
(Recovery) impairment on direct financing leases	(752)	—	(752)	7,700
Provision for credit losses	15	—	1,501	—
Total operating expenses	112,712	98,487	219,844	200,003

Other operating income
Gain (loss) on assets sold – net	12,843	(267)	14,681	(264)
Operating income	156,526	126,525	304,256	248,700

Other income (expense)
Interest income and other – net	141	(191)	(593)	146
Interest expense	(52,791)	(48,380)	(105,532)	(96,480)
Interest – amortization of deferred financing costs	(2,461)	(2,238)	(4,922)	(4,476)
Realized gain (loss) on foreign exchange	1	(195)	(69)	(169)
Total other expense	(55,110)	(51,004)	(111,116)	(100,979)

Income before income tax expense and income from unconsolidated joint ventures	101,416	75,521	193,140	147,721
Income tax expense	(858)	(793)	(1,863)	(1,468)
Income from unconsolidated joint ventures	1,402	943	2,962	1,600
Net income	101,960	75,671	194,239	147,853
Net income attributable to noncontrolling interest	(2,653)	(2,530)	(5,017)	(5,010)
Net income available to common stockholders	$99,307	$73,141	$189,222	$142,843

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.44	$0.35	$0.83	$0.69
Diluted:
Net income	$0.43	$0.34	$0.83	$0.68
Dividends declared per common share	$0.67	$0.66	$1.34	$1.32
Weighted-average shares outstanding, basic	227,411	211,569	227,336	208,064
Weighted-average shares outstanding, diluted	234,523	220,479	234,515	217,002

OMEGA HEALTHCARE INVESTORS, INC.

FUNDS FROM OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net income	$101,960	$75,671	$194,239	$147,853
(Deduct gain) add back loss from real estate dispositions	(12,843)	267	(14,681)	264
Deduct gain from real estate dispositions of unconsolidated joint ventures	(1,838)	—	(1,955)	—
Sub-total	87,279	75,938	177,603	148,117
Elimination of non-cash items included in net income:
Depreciation and amortization	83,586	73,637	166,229	144,489
Depreciation - unconsolidated joint ventures	3,550	1,675	7,182	3,047
Add back non-cash provision for impairments on real estate properties	11,988	5,709	15,627	5,709
Add back (deduct) unrealized loss (gain) on warrants	65	270	840	(14)
NAREIT funds from operations (“NAREIT FFO”)	$186,468	$157,229	$367,481	$301,348

Weighted-average common shares outstanding, basic	227,411	211,569	227,336	208,064
Restricted stock and PRSUs	1,030	1,592	1,146	1,640
Omega OP Units	6,082	7,318	6,033	7,298
Weighted-average common shares outstanding, diluted	234,523	220,479	234,515	217,002

NAREIT funds from operations available per share	$0.80	$0.71	$1.57	$1.39

Adjustments to calculate adjusted funds from operations:
NAREIT FFO	$186,468	$157,229	$367,481	$301,348
Deduct one-time revenue	(3,162)	—	(3,828)	(972)
Add back acquisition costs	251	1,236	26	4,185
Add back one-time termination payment	—	—	—	1,118
Add back interest refinancing cost - unconsolidated joint ventures	1,198	—	1,198	—
(Deduct) add back (recovery) impairment for direct financing leases	(752)	—	(752)	7,700
Add back provision for credit losses	15	—	1,501	—
Add back uncollectible accounts	1,205	6,730	1,205	7,959
Add back restructuring costs	—	—	—	1,040
Add back non-cash stock-based compensation expense	4,623	4,040	9,258	8,110
Adjusted funds from operations (“AFFO”)	$189,846	$169,235	$376,089	$330,488

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,438	$2,213	$4,876	$4,426
Capitalized interest	(3,454)	(3,801)	(7,100)	(7,254)
Non-cash revenues	(9,735)	(17,036)	(20,498)	(31,809)
Funds available for distribution (“FAD”)	$179,095	$150,611	$353,367	$295,851

NAREIT Funds From Operations (“NAREIT FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.

Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports NAREIT FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and consequently, NAREIT FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that NAREIT FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term funds from operations was designed by the real estate industry to address this issue.  Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as NAREIT FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition and merger related costs, provisions for uncollectible accounts, provisions for current expected credit losses, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the NAREIT definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and lease and loan maturities:

	As of June 30, 2020			As of June 30, 2020
		Total		# of	# of
Balance Sheet Data	Total # of	Investment	% of	Operating	Operating
	Properties	($000’s)	Investment	Properties (2)	Beds (2)
Real estate investments (1)	911	$8,818,814	91%	902	90,375
Mortgage notes receivable	64	886,029	9%	57	6,234
	975	$9,704,843	100%	959	96,609
Assets held for sale	6	70,516
Total investments	981	$9,775,359

		Total		# of	# of	Investment
Investment Data	Total # of	Investment	% of	Operating	Operating	per Bed
	Properties	($000’s)	Investment	Properties (2)	Beds (2)	($000’s)
SNFs/Transitional care	845	$8,112,755	84%	831	88,579	$92
Senior housing (3)	130	1,592,088	16%	128	8,030	$198
	975	$9,704,843	100%	959	96,609	$100
Assets held for sale	6	70,516
Total investments	981	$9,775,359

(1) Includes one asset under a direct financing lease totaling $10.9 million.

(2) Excludes facilities which are non-operating, closed and/or not currently providing patient services.

(3) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000’s)

Revenue by Investment Type	Three Months Ended		Six Months Ended
	June 30, 2020		June 30, 2020
Rental property (1)	$217,662	85%	$436,045	86%
Real estate tax and ground lease income	4,129	2%	7,504	1%
Mortgage notes	21,680	8%	41,365	8%
Other investment income and miscellaneous income - net	12,924	5%	24,505	5%
	$256,395	100%	$509,419	100%

Revenue by Facility Type	Three Months Ended		Six Months Ended
	June 30, 2020		June 30, 2020
SNFs/Transitional care	$211,547	82%	$421,621	83%
Senior housing	27,795	11%	55,789	11%
Real estate tax and ground lease income	4,129	2%	7,504	1%
Other	12,924	5%	24,505	5%
	$256,395	100%	$509,419	100%

(1) Includes one asset under a direct financing lease totaling $0.3 million.

		2020 Q2	% of Total
		Annualized	Annualized
	# of	Contractual	Contractual
Rent/Interest Concentration by Operator ($000’s)	Properties (1)	Rent/Interest (1)(2)	Rent/Interest
Ciena	69	$95,628	10.2%
Consulate	81	85,583	9.1%
Genesis	52	62,046	6.6%
CommuniCare	43	61,416	6.6%
Maplewood (3)	15	57,397	6.1%
Signature	54	50,171	5.4%
Saber	47	47,850	5.1%
HHC	44	36,658	3.9%
Guardian	35	35,883	3.8%
Gulf Coast	23	28,820	3.1%
Remaining Operators (4)	495	375,966	40.1%
	958	$937,418	100.0%

(1) Excludes properties which are non-operating, closed and/or not currently providing patient services.

(2) Includes mezzanine and term loan interest.

(3) Includes Inspīr Carnegie Hill (f/k/a 2nd Avenue) revenue which is contractually effective 1/1/2020.

(4) Excludes one multi-tenant medical office building.

	Total # of	Total	% of Total
Geographic Concentration by Investment ($000’s)	Properties (1)	Investment (1)(2)(3)	Investment
Florida	129	$1,401,344	14.4%
Texas	124	903,924	9.3%
Michigan	50	663,043	6.8%
Ohio	57	643,448	6.6%
Indiana	70	639,590	6.6%
California	59	599,739	6.2%
Pennsylvania	55	589,701	6.1%
North Carolina	41	349,834	3.6%
Virginia	22	332,080	3.4%
New York (3)	—	324,797	3.3%
Remaining 30 states	311	2,884,338	29.6%
	918	9,331,838	95.9%
United Kingdom	57	398,394	4.1%
	975	$9,730,232	100.0%

(1) Excludes six properties with total investment of $70.5 million classified as assets held for sale.

(2) Excludes $25 million reserve for credit losses.

(3) Includes Inspīr Carnegie Hill development project.

Operating Lease Expirations & Loan Maturities ($000's) (1)	As of June 30, 2020
Year	Lease (Rent)	Interest Income	Lease (Rent) and Interest Income	% of Total Annualized Contractual Rent/Interest
2020	$1,493	$90	$1,583	0.2%
2021	4,302	5,875	10,177	1.1%
2022	36,903	274	37,177	4.0%
2023	6,507	905	7,412	0.8%
2024	36,070	2,943	39,013	4.2%

(1) Based on annualized 2nd quarter 2020 contractual rent and interest.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods ended.  We have not independently verified this information, and we are providing this data for informational purposes only.

		Medicare /
Operator Revenue Mix (1)	Medicaid	Insurance	Private / Other
Three-months ended March 31, 2020	52.6%	35.7%	11.7%
Three-months ended December 31, 2019	52.7%	34.6%	12.7%
Three-months ended September 30, 2019	53.4%	33.4%	13.2%
Three-months ended June 30, 2019	54.2%	33.3%	12.5%
Three-months ended March 31, 2019	53.7%	34.0%	12.3%

(1) Excludes all facilities considered non-core.

Operator Census and Coverage (1)		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
		Fees (3)	Fees (4)

Twelve-months ended March 31, 2020	83.6%	1.68x	1.32x
Twelve-months ended December 31, 2019	83.6%	1.64x	1.29x
Twelve-months ended September 30, 2019	83.4%	1.66x	1.30x
Twelve-months ended June 30, 2019	83.3%	1.66x	1.30x
Twelve-months ended March 31, 2019	82.7%	1.67x	1.31x

(1)	Excludes all properties considered non-core.
(2)	Based on available (operating) beds.
(3)

Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent expense and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.

(4)

Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

The following table presents a debt maturity schedule as of June 30, 2020:

Debt Maturities ($000’s)	Unsecured Debt
Year	Line of Credit and Term Loans (1)	Senior Notes/Other (2)	Sub Notes (3)	Secured Debt	Total Debt Maturities
2020	$—	$—	$—	$—	$—
2021	216,434	—	20,000	2,275	238,709
2022	798,560	—	—	—	798,560
2023	—	700,000	—	—	700,000
2024	—	400,000	—	—	400,000
2025	—	400,000	—	—	400,000
Thereafter	—	2,350,000	—	383,701	2,733,701
	$1,014,994	$3,850,000	$20,000	$385,976	$5,270,970

(1) The Line of Credit and Term Loans exclude $1.5 million of net deferred financing costs and can be extended into 2022. The $799 million is comprised of a: $350 million term loan, £100 million term loan (equivalent to $124 million), $75 million term loan to Omega’s operating partnership, $250 million term loan and excludes $2.2 million net deferred financing costs.

(2) Excludes net discounts and deferred financing costs.

(3) Excludes $0.1 million of fair market valuation adjustments.

The following table presents investment activity:

Investment Activity ($000's)	Three Months Ended		Six Months Ended
	June 30, 2020		June 30, 2020
Funding by Investment Type	$ Amount	%	$ Amount	%
Real property	$6,850	8.4%	$25,906	18.5%
Construction-in-progress	15,535	19.1%	39,598	28.3%
Capital expenditures	15,941	19.5%	31,359	22.4%
Mortgages	43,150	53.0%	43,150	30.8%
Other	—	—%	—	—%
Total	$81,476	100.0%	$140,013	100.0%